Exhibit 10.40

LIMITED PARTNERSHIP AGREEMENT
AND
AMENDED AND RESTATED
LIMITED PARTNERSHIP CERTIFICATE
OF
COACHMAN'S LIMITED PARTNERSHIP

THIS LIMITED PARTNERSHIP AGREEMENT AND AMENDED AND RESTATED LIMITED PARTNERSHIP CERTIFICATE OF COACHMAN'S LIMITED PARTNERSHIP (this "Agreement") is made and entered into as of the 2nd day of June, 1988, by and between Interstate Business Corporation, a Delaware corporation ("IBC"), and Interstate General Company L.P., a Delaware limited partnership ("IGC LP").

W I T N E S S E T H:

WHEREAS, the parties hereto formed a limited Partnership known as Coachman's Limited Partnership (the "Partnership") under the Uniform Limited Partnership Act of the State of Maryland (the "Act") pursuant to that certain Certificate of Limited Partnership of Coachman's Limited Partnership (the "Prior Certificate") dated as of April 12, 1988 and filed April 21, 1988 among the limited partnership records of the Maryland State Department of Assessments and Taxation as instrument number 81138099; and

WHEREAS, the parties desire to continue the Partnership and to amend and restate their agreement with respect to the Partnership to read as set forth below, including the changes in their respective status as partners:

NOW, THEREFORE, in consideration of the foregoing which isincorporated herein by reference, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto, intending to he legally bound, hereby agree and certify as follows:

Section 1. Definitions and Construction.

(a) Definitions. In addition to the terms defined elsewhere herein, the following terms shall have the indicated meanings ascribed to them when used herein:

(1) "Agreement" shall mean and refer to this LIMITED PARTNERSHIP AGREEMENT AND AMENDED AND RESTATED LIMITED PARTNERSHIP CERTIFICATE OF COACHMAN'S LIMITED PARTNERSHIP, including Exhibit A and Exhibit B attached hereto and made a part hereof, as amended and in effect from time to time.

(2) "BSPRA" shall mean and refer to the Builder-Sponsor Profit and Risk Allowance as set forth in the FHA Commitment adjusted and as allowed by HUD for purposes of cost certification.

(3) "Capital Account" shall mean and refer (as of any particular date) to the Capital Contribution of a Partner as determined for federal income tax purposes, adjusted to reflect:

(i) Such Partner's distributive share of profits and losses of the Partnership (including, if such date is not the close of the Partnership Accounting Year, the distributive share of profits and losses of the Partnership for the period from the close of the last Partnership Accounting Year to such date); and

(ii) Distributions by the Partnership to such partner (including, if such date is not the close of the Partnership Accounting Year, distributions by the Partnership to such Partner during the period from the close of the last Partnership Accounting Year to such date).

(4) "Capital Contribution" or "Capital Contributions" shall mean and refer to the amount of cash or the value of property contributed by the Partners to the capital of the Partnership.

(5) "Capital Proceeds" shall mean and refer to the sum of (i) all net proceeds to the Partnership from the sale or other disposition of all or any part of the Partnership Property, and (ii) all net proceeds to the Partnership from condemnation and excess title, property and casualty or liability insurance proceeds not required for the restoration or repair of the Property and not required to be paid to any landlord of, or mortgagee secured on, the Property in satisfaction of indebtedness to such landlord or mortgagee.

(6) "Exhibit A" shall mean and refer to the original Exhibit A to this Agreement as amended and in effect from time to time, relating to the identity of the Partners.

(7) "Exhibit B" shall mean and refer to the original Exhibit B to this Agreement, relating to the legal description of the Land.

(8) "FHA" shall mean and refer to the Federal Housing Administration, an organizational unit within HUD.

(9) "FHA Commitment" shall mean and refer to that certain Commitment for Insurance of Advances (HUD Form 92432) issued to Riggs by the Baltimore Office of HUD on September 29, 1987, amended and reissued December 29, 1987, amended March 14, 1988, and amended June 2, 1988, and as the same may have been further amended and extended through the effective date of this Agreement and beyond.

(10) "FHA Loan" shall mean and refer to that certain loan made or to be made by the FHA Mortgagee to the Partnership to provide financing for developing the Improvements on the Property, which loan is or is to be insured by the Secretary of HUD pursuant to the FHA Commitment.

(11) "FHA Mortgage" shall mean and refer to the mortgage on the Property given by the Partnership to secure repayment of the FHA Loan.

(12) "FHA Mortgagee" shall mean and refer to the holder of the FHA Note (as endorsed and otherwise amended), which initially shall be Riggs.

(13) "FHA Note" shall mean and refer to the $5,892,100.00 note made or to be made by the Partnership to the order of Riggs to evidence the FHA Loan.

(14) "Final Endorsement" shall mean and refer to the endorsement, by an authorized signatory of HUD, on the FHA Note, which endorsement signifies, among other things, that HUD has approved the construction of the Improvements, and that HUD's mortgage insurance is continued in force on the FHA Loan for a fixed principal sum.

(15) "Finance Proceeds" shall mean and refer to all excess proceeds, if any, of any loan to the Partnership including any mortgage on any property of the Partnership, after payment of all valid charges due to third parties (including amounts required to retire previous debt) in connection with such loan. Finance Proceeds do not include proceeds of the FHA Loan.

(16) "General Partner" and "General Partners" shall mean and refer to that person or those persons designated as such in Exhibit A, including the Managing General Partner.

(17) "HUD" shall mean and refer to the United States Department of. Housing and Urban Development.

(18) "Improvements" shall mean and refer to that certain 104-unit apartment complex to be built on the Land.

(19) "Interim Income" shall mean and refer to the excess of rental income over cash operating expenses prior to the cost cut-off date for HUD cost certification purposes.

(20) "I.R.C." shall mean and refer to the Internal Revenue Code of 1986, as amended from time to time, including the surviving portions of the Internal Revenue Code of 1954, or any similar Federal internal revenue law enacted in substitution thereof.

(21) "Land" shall mean and refer to that certain real property located in White Plains Election District Number 6 of Charles County, Maryland, more particularly described in Exhibit B.

(22) "Limited Partner" and "Limited Partners" shall mean and refer to that person or those persons designated as such on Exhibit A.

(23) "Managing General Partner" shall mean and refer to the General Partner appointed as Managing General Partner pursuant to Section 2, which initially shall be ICC LP (in its capacity as General Partner), until it withdraws or is removed or substituted for in accordance with this Agreement, but which shall in any event be in compliance with Section 11(d). If at any time there is only one General Partner, then such General Partner shall be the Managing General Partner.

(24) "Net Cash Flow" shall mean and refer to:

(i) The taxable income of the Partnership after the cost cut-off date for HUD cost certification purposes, after deductions (other than taxable income constituting Capital Proceeds) for Federal income tax purposes as shown on the books of the Partnership -- increased by (a) the amount of depreciation or amortization (including, but not limited to, amortization of sums paid in a prior year which may not be deducted until a subsequent year) or similar deductions in the nature of or in lieu of depreciation or amortization taken in computing such taxable income; (b) any non-taxable income or receipts of the Partnership (excluding capital contributions, loans to the Partnership from any Partner and the proceeds of any mortgages, refinancings, or of any other Partnership borrowings or loans); and (c) any amounts released from any replacement reserves or similar reserves maintained by or on behalf of the Partnership -- and reduced by (w) payments upon the principal of any mortgage upon Partnership property or of any other Partnership obligations, except repayment of loans by Partners; (x) expenditures for capital improvements and replacements, modernizing and refurnishing (except to the extent financed through capital contributions, mortgages on Partnership property or any other Partnership borrowings or loans, or reserves previously set aside by the Partnership for such purposes); (y) the portion of any items of the type described in clause (a) above and required to be amortized pursuant to I.R.C. Section 189, and the portion of other expenditures not covered by clause (x) immediately preceding which must be capitalized and amortized in subsequent accounting periods; and (z) reserves for replacements or escrows required in connection with the FHA Loan or for future operating deficits, and such additional reserves for capital improvements and replacements, modernizing and refurnishing, repairs, escrows or security deposits or the like, as the Managing General Partner shall deem to be reasonably necessary in the efficient conduct of the Partnership business; plus

(ii) Unless excluded above, other funds deemed available for distribution and designated as Net Cash Flow by the Managing General Partner.

(25) "Partners" shall mean and refer to all General Partners and all Limited Partners.

(26) "Partnership" shall mean and refer to Coachman's Limited Partnership, a State of Maryland limited partnership continued under and pursuant to the provisions of this Agreement, the Maryland Uniform Limited Partnership Act and other relevant laws of the State of Maryland.

(27) "Partnership Accounting Year" shall mean and refer to the accounting year of the Partnership, ending December 31 of each year unless the Managing General Partner determines otherwise.

(28) "Partnership Assets" shall mean and refer, at any particular time, to the Property, the Improvements, and any other assets or property (tangible or intangible, choate or inchoate, fixed or contingent) of the Partnership.

(29) "Partnership Interest", as to any Partner, shall mean and refer to a Partner's Capital Account, Percentage of Partnership Interest, right to distributions under Section 10 hereof and any other rights which such Partner has in the Partnership.

(30) "Percentage of Partnership Interest", as to any Partners, shall mean and refer to the percentage in the Partnership shown opposite the name of such Partner in Exhibit A.

(31) "Prime Rate" shall mean the interest rate announced publicly from time to time by Citibank, N.A. as the prime rate to be used to determine the actual interest rate to be charged to its customers.

(32) "Property" shall mean and refer to the Land and related facilities now or hereafter located thereon, together with all rights, privileges, interests, easements, improvements, hereditaments and appurtenances thereunto belonging or appertaining, and all fixtures, equipment, appliances and other property now or hereafter therein or thereat, and any additions thereto.

(33) "Riggs" shall mean and refer to The Riggs National Bank of Washington, D.C.

(34) "Riggs Agreement" shall mean and refer to that certain Agreement Regarding Loan Relationship dated as of June 2, 1988 among IBC, ICC LP, the Partnership and Riggs.

(35) "Term" shall mean and refer to the period of time that the Partnership shall continue in existence, which period of time began on the date the Prior Certificate was filed and shall end on December 31, 2030, unless sooner terminated in accordance with the provisions of Section 12 hereof.

(36) "Unrecovered Capital" shall mean, as of the time of calculation thereof, with respect to any Partner, the excess of the cash or other property actually contributed by such Partner as Capital Contributions, over the aggregate of all distributions made to such Partner under Section 10. For the purpose of calculating Unrecovered Capital, the Land described in Exhibit B shall be valued at $572,000.

(37) "Working Capital Loan" is defined in Section 5(b).

(b) Construction. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined in this Section and/or the terms otherwise used in this Agreement their proper meanings.

Section 2. Formation of Partnership; Name of Partnership; Admission of Managing General Partner

(a) The parties hereto hereby continue under the name "COACHMAN'S LIMITED PARTNERSHIP", the limited partnership which was formed under the Act pursuant to the Prior Certificates.

(b) The parties hereby admit IGC LP to the Partnership as a General Partner, and the Partnership hereby designates IGC LP as the Managing General Partner until it withdraws or is removed or substituted for in accordance with this Agreement.

Section 3. Principal Place of Business, Principal Office of Partnership and Registered Agent

The principal office and principal place of business of the Partnership shall be 222 Smallwood Village Center, St. Charles, Maryland 20601. The Partnership may have such other or additional offices, either within or without the State of Maryland, as the Managing General Partner shall deem advisable. Edwin L. Kelly, whose address is 222 Smallwood Village Center, St. Charles, Maryland 20601, shall serve as resident agent for service of process on the Partnership.

Section 4. Business and Purpose of Partnership

The business and purpose of the Partnership, subject to the further provisions of this Agreement, shall consist of:

(a) Acquiring, owning, holding, selling and otherwise dealing with the Property; and

(b) Developing the Improvements on the Property with the proceeds of the FHA Loan and/or other financing secured by a first-lien or second-lien mortgage (or equitable equivalent) on the Property; and

(c) Operating and leasing the Property for the production of income; and

(d) Investing excess funds of the Partnership in commercial paper, U.S. Government obligations, short term debt instruments of financial institutions (which shall be deemed to include money-market funds), certificates of deposit and other investment media which the Managing General Partner may deem appropriate and prudent and consistent, to the extent applicable, with FHA requirements; and

(e) Carrying on any and all activities incident, necessary, related or convenient thereto (all of which activities may be carried on either by the Partnership in its own name or a trading name or by or through such agents, affiliates, employees and/or independent contractors and in such name(s) as the Managing General Partners may determine to be in the best interest of the Partnership).

Section 5. Capital.

(a) Capital Contributions and Percentages of Partnership Interest.

(1) (A) IBC shall contribute to the capital of the Partnership, and does hereby contribute to the capital of the Partnership as of the effective date of this Agreement, an aggregate amount of cash or other property which shall have a value for Capital Account purposes equal to the sum set forth after its name on Exhibit A. Such contribution shall be in the form of (i) $218,322.00 in cash, not immediately but upon demand by the Managing General Partner at any time and from time to time, provided that all such cash must be contributed at or prior to Final Endorsement; plus (ii) all of its right, title, estate and interest in and to the Land described in Exhibit B, accomplished by a deed to the Partnership from St. Charles Associates Limited Partnership (in which IBC is a 1 percent partner).

(B) IBC's Capital Contribution, described in subparagraph (A) above, shall be allocated pro rata to its Capital Accounts as General and Limited Partner, respectively, based on its Percentage Interests as General and Limited Partner as set forth after its name on Exhibit A.

(2) (A) IGC LP shall contribute to the capital of the Partnership, and does hereby assign and contribute to the capital of the Partnership as of the effective date of this Agreement, an aggregate amount of cash or other property which shall have a value for Capital Account purposes equal to the sum set forth after its name on Exhibit A. Such contribution shall be in the form of all of its right, title, estate and interest in and to the Land described in Exhibit B, accomplished by a deed to the Partnership from St. Charles Associates Limited Partnership (in which IGC LP is a 99 percent partner). In addition, pursuant to Section 5(a)(2)(B) and Section 14(c), IGC LP may be required to make further contributions.

(B) IGC LP shall also contribute to the capital of the Partnership, as an additional cash Capital Contribution, any amounts, in excess of -- (i) the FHA Loan, (ii) the cash Capital Contribution of IBC, (iii) Interim Income and (iv) Working Capital Loans of IBC to fund Riggs Financing Fees in accordance with Section 14 -- needed for completion of construction of the Improvements (hard costs and soft costs) and for any operating deficits prior to the cut-off date for HUD cost certification purposes. Such additional cash Capital Contribution shall not increase the Percentage of Partnership Interest of IGC LP, but shall be taken into account in determining Unrecovered Capital and in determining Capital Accounts.

(C) IGC LP's Capital Contributions, described in subparagraphs-2 (A) and (B) above, shall be allocated pro rata to its Capital Accounts as General and Limited Partner, respectively, based on its Percentage Interests as General and Limited Partner as set forth after its name on Exhibit A.

(b) Loans to the Partnership.

(1) In the event that at any time (or from time to time) additional funds are required by the Partnership for any operating deficits after the cut-off date for HUD cost certification purposes, then IBC shall lend such additional funds (hereinafter sometimes referred to as the "Working Capital Loans"). IBC shall also make Working Capital Loans to the Partnership as provided in Section 14. The Working Capital Loans shall bear interest at a rate per annum equal to the Prime Rate plus one (1) percentage point and shall be repaid out of Net Cash Flow, Finance Proceeds and/or Capital Proceeds, as set forth in Section 10 below.

(2) If IBC does not make working Capital Loans to the Partnership as and when required by this Agreement, the Managing General Partner shall have the right to cause the Partnership to fund the amounts required to be advanced by making the loan itself, by other borrowings, by selling the Property, by refinancing the Property, by selling limited Partnership interests to investors, or by other means. The determination of the method to be used to fund the required amounts shall be made by the Managing General Partner in its sole discretion, notwithstanding any provision contained herein to the contrary. If the Managing General Partner makes the loan itself, such loan shall bear interest at a rate per annum equal to the Prime Rate plus three (3) percentage points and otherwise shall be deemed to be and treated as a Working Capital Loan. If the Managing General Partner causes the Partnership to fund the required amounts by borrowing (whether from IGC LP or from other lenders), IBC shall be responsible to the Partnership, in addition to any other responsibilities to the Partnership, for any interest or other costs with respect to such borrowings incurred or payable by the Partnership in excess of an interest rate per annum equal to the Prime Rate plus one (1) percentage point. If the Managing General Partner sells limited partnership interests to investors, such sale may have the effect of reducing or eliminating IBC's Percentage of Partnership Interest as a Limited Partner, at the discretion of the Managing General Partner.

(c) No Interest on Capital Contributions. No interest shall accrue or be payable by the Partnership to any Partner by reason of its Capital Contribution or its Capital Account.

(d) Restoration of Negative Balances. If any Partner, following the dissolution of the Partnership and the distribution or liquidation of all or substantially all of its assets in accordance with Section 12, has a negative balance in its Capital Account after adjusting such Capital Account to reflect the allocations and distributions required under Section 6, the amount of such negative balance shall be deemed to be an asset of the Partnership and shall be paid by such Partner to the Partnership within ten (10) days after the delivery to such Partner of a certificate of the Partnership's accountants, prepared in good faith and at the expense of the Partnership, setting forth the calculation of such Partner's negative Capital Account balance. Any such amount shall be distributed to those Partners having positive Capital Account balances in proportion to, and to the extent necessary to eliminate, such positive balances or, to the extent required by law, shall be distributed to creditors, all in compliance with Section l.704-(b)(2)(ii)(b)(3) of the Internal Revenue Service Regulations.

(e) Limit on Limited Partners' Liability. The Limited Partners, in their capacities as such, shall not be required to make any contributions to the capital of the Partnership, except the amounts set forth opposite their names on Exhibit A; shall not be required to make any loans to the Partnership or endorse any obligations of the Partnership; and shall not be responsible or obligated to the Partnership or to any third parties for any debts or liabilities of the Partnership in excess of the sum of their required Capital Contributions. The foregoing sentence shall not be construed to limit the obligations of the Limited Partners to restore negative balances in their Capital Accounts, as provided in Section 5(d) and Section 6, or the obligation of ICC LP to make the additional contribution of capital required in Section 5(a)(2)(B) and Section 14(c).

(f) Property Other than Cash. No Limited Partner shall have the right to demand property other than cash in return for its Capital Contribution.

Section 6. Allocations of Income, Gain and Loss.

(a) Tax Items. For any taxable period or year and for purposes of I.R.C. Sections 702 and 704, or the corresponding sections of any future internal revenue law, or similar tax law of any state or jurisdiction, the determination of each Partner's distributive share of any Partnership item of income, gain, loss, deduction, credit or allowance (the "Tax Items") shall be made as follows:

(1) As to income, gain or credits:

(A) First, an amount of income equal to the aggregate negative balances, if any, in the Capital Accounts of all the Partners shall be allocated to the Partners having such negative balances (computed prior to any transaction producing Capital Proceeds) pro rata in proportion to such Partners' respective negative Capital Account balances until all such Partners ' Capital Accounts have a zero balance; and

(B) Then, any remaining income shall be allocated as follows:

IBC (as General Partner): 1 percent
IGC LP (as General Partner): 1 percent
IBC (as Limited Partner): 49 percent
IBC LP (as Limited Partner): 49 percent

(2) As to losses, deductions or allowances:

(A) First, to ICC LP, first in its capacity as General Partner and then in its capacity as Limited Partner, until ICC LP's positive Capital Accounts (both as General Partner and as Limited Partner) have been reduced to zero;

(B) Second, to IBC, first in its capacity as General Partner and then in its capacity as Limited Partner, until IBC's positive Capital Accounts (both as General Partner and as Limited Partner) have been reduced to zero;

(C) Third, to IBC or any other Partner which has made a Working Capital Loan pro rata in an amount equal to the unpaid balance due on such Working Capital Loans; and

(D) Then, any remaining loss shall be allocated as follows:

IBC 1 percent
IGC LP 99 percent

The allocations in this subparagraph (D) shall be allocated proportionally to the Partners' Percentages of Partnership Interest as General Partner and Percentages of Partnership Interest as Limited Partner.

(b) Transfers of Partnership Interests. In the event of the transfer of all or any part of a Partner's Percentage of Partnership Interest (in accordance with the provisions of this Agreement), at any time other than at the end of the Partnership Accounting Year, the distributive share of the aforesaid Tax Items (with respect to the Percentage of Partnership Interest no transferred), as computed for Federal income tax purposes, shall be allocated between the transferor and transferee in the same ratio as the number of days in such Partnership Accounting Year before and after such transfer.

(c) Gain on Sale. Any income or gain recognized by or allocable to the Partnership on the sale or other disposition of all or any substantial part of the Partnership Assets shall be allocated among the Capital Accounts of the Partners for accounting and income tax purposes as follows:

(1) First, to those Partners with negative Capital Accounts shall be allocated an amount of income or gain equal to such negative balances in their Capital Accounts, or, if such income or gain is insufficient to eliminate all negative Capital Account balances, then to those Partners with negative Capital Account balances shall be allocated amounts of income or gain in proportion to their respective negative Capital Account balances; and

(2) Second, the remainder of such income or gain, if any, shall be allocated to the Partners in the same ratio that Capital Proceeds with respect to such sale or disposition are distributable to the Partners pursuant to Section 10(e) or, if there are no Capital Proceeds distributable to the Partners pursuant to Section 10(e), then the said remainder shall be allocated to the Partners in accordance with Section 6(a)(l).

(d) Loss on Sale. Any loss recognized by or allocable to the Partnership on the sale or other disposition of all or any substantial part of the Partnership Assets shall be allocated among the Capital Accounts of the Partners as follows:

(1) First, to those Partners with positive Capital Accounts shall be allocated an amount of loss equal to such positive balance in their Capital Accounts, or, if such loss is insufficient to eliminate all such positive Capital Account balances, then to those Partners with positive Capital Account balances shall be allocated amounts of loss in proportion to their respective Capital Account Balances; and

(2) Second, the remaining loss, if any, shall be allocated to the Partners in accordance with Section 6(a)(2)..

(e) Minimum Gain Requirement. Notwithstanding any other provision of this Agreement, if any of the Partners at any time when profits or other items of income or gain are allocable to any of the Partners pursuant to any of the foregoing provisions in Section 6, shall have a Capital Account deficit as a result in whole or in part of allocations of losses or deductions attributable to nonrecourse debt which is secured by Partnership property, then such profits, income or gain shall first be allocated among all Partners having such Capital Account deficits (pro rata based on the relative amounts of such Capital Account deficits to the extent attributable to such nonrecourse debt) in an amount not less than the "minimum gain required to be allocated to those Partners in order for the Partnership to satisfy the requirements of Section l.704-l(b)(4)(iv)(b) of the Income Tax Regulations (or any modification thereof) under Section 704(b) of the I.R.C.

Section 7. Legal Title to Partnership Property; Execution of Documents by Managing General Partner

Legal title to the Partnership Property shall be held in the name of the Partnership. Subject to the provisions of Section 8, the Managing General Partner, in its capacity as such, shall have the right, power and authority (without regard to the Term), acting for and on behalf of the Partnership, to enter into and execute any lease, contract, agreement, deed, mortgage or other instrument or document required or otherwise appropriate to lease, sell, mortgage, convey, refinance, grant easements on or dedicate the Property (or any part thereof), to borrow money and execute promissory notes, to secure the same by mortgage (which term "mortgage" is hereby defined for all purposes of this Agreement to include deeds of trust, financing statements, chattel mortgages, pledges, conditional sales contracts and similar security agreements) upon the Property, to renew or extend any and all such loans or notes, and to convey the Property in fee simple by deed, mortgage or otherwise. In no event shall any party dealing with such Managing General Partner, with respect to any of the property of the Partnership, or to whom the property of the Partnership (or any part thereof) shall be conveyed, contracted to be sold or refinanced (which term refinanced'' is hereby defined for all purposes of this Agreement to include recast, modified, extended or increased) by such Managing General Partner, be obligated to see to the application of any purchase money, or money borrowed or advanced thereon, or be obligated to see that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any act or action of such Managing General Partner and every contract, agreement, deed, promissory note or other instrument or document executed by such Managing General Partner, with respect to any of the property of the Partnership and every contract, lease, mortgage, deed of trust or other instrument or document executed by such Managing General Partner, with respect to such property, shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (i) at the time or times of the execution and/or delivery thereof, the Partnership was in full force and effect, (ii) such instrument or document was duly executed and authorized and is binding upon the Partnership and all of the Partners thereof, and (iii) such Managing General Partner executing and delivering the same was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

Section 8. Management of Partnership Business.

(a) Authority of Managing General Partner. Except as restricted pursuant to Section 8(d), the management of the day-to-day Partnership business shall in every respect be the full and complete responsibility of the Managing General Partner, who shall have all rights, powers and authorities permitted by the laws of the State of Maryland and this Agreement. The Managing General Partner, shall have full and complete power and authority to take such action for and on behalf of the Partnership as it may deem necessary or appropriate in connection with the acquisition, development, construction, sale, leasing or operation of any Partnership Asset, including, without limitation, full and complete power and authority: (i) to lease a Partnership asset upon such terms and conditions as the Managing General Partner, in its sole discretion, deems necessary or appropriate; (ii) to borrow money for and on behalf of the Partnership upon such terms and conditions as the Managing General Partner, in its sole discretion, deems necessary or appropriate; (iii) to convey, mortgage, pledge or hypothecate for and on behalf of the Partnership all or any part of the Partnership Assets to secure any loans to the Partnership; and (iv) to execute and to deliver for and on behalf of the Partnership any promissory notes, deeds of trust, deeds to secure debt, security agreements, financing statements, assignments of leases or other instruments required in connection with any such loans, conveyances, mortgages, pledges or hypothecations of all or any part of the Partnership's assets. The Managing General Partner shall devote to the management of the business of the Partnership so much of its time as is necessary for the efficient and effective operation of the Partnership. The Managing General Partner shall not be liable or accountable, in damages or otherwise, to the Partnership or to any other Partner for any error of judgment or for any mistakes of fact or law or for anything which it may have done or refrained from doing, or which it may do or refrain from doing hereafter, in connection with the business and affairs of the Partnership except in the case of willful misconduct or gross negligence.

(b) Salaries, Fees and Contracts. Unless otherwise set forth herein, the Managing General Partner shall not be paid any salary or other compensation for serving as Managing General Partner. However, this Section 8(b) shall not limit the right of the Managing General Partner or an affiliate thereof to receive payments for managing the Property or for other specific services to the Partnership outside of its usual management duties, for the same or comparable fee as would result from arms-length negotiations (subject to such adjustment as may be required by FHA so long as the FHA loan is outstanding) -- as long as the Partnership fully discloses the particulars of such arrangement to all Partners who are not so affiliated. As long as (in the reasonable opinion of the Managing General Partner) they are on the same or similar terms as would result from arms-length negotiations, contracts between the Partnership and any Partner are not prohibited.

(c) Limit on Limited Partner's Participation. The Limited Partners (in their capacities as Limited Partners) shall not participate in the general conduct or control of the Partnership's affairs and shall have no right or authority to act for or bind the Partnership.

(d) Prohibited Acts. Notwithstanding the general provisions of this Agreement, and in addition to other acts expressly prohibited or restricted by this Agreement or by law, the Managing General Partner is expressly prohibited from the following without obtaining the prior approval of a majority in interest of all Partners:

(1) Doing any act in contravention of this Agreement.

(2) Doing any act which would make it impossible to carry on the ordinary business of the Partnership.

(3) Confessing a judgment against the Partnership in connection with any threatened or pending legal action.

(4) Admitting any other person as a Partner, unless expressly provided for in this Agreement.

(5) Except as provided in Section 5(b)(2), selling, exchanging, transferring, assigning or otherwise disposing (including pursuant to a sale-leaseback transaction or other transaction having the substantive effect of transferring any equity interest in the Property) of all or any portion of the Property (other than individual leases of apartment units) or any significant portion of any other assets of the Partnership --provided, however, that the prior approval of a majority in interest of all Partners shall not be required for the sale, exchange, transfer, assignment or other disposition of short term financial investments of the Partnership made by the General Partner in fulfillment of the Managing General Partner's responsibilities for the financial management of the Partnership.

(6) Executing or delivering any assignment for the benefit of creditors of the Partnership other than in the ordinary course of the business of the Partnership.

(7) Disposing of all or a substantial portion of the assets of the Partnership by distribution or otherwise.

(8) Acquiring on behalf of the Partnership any additional real property or any interest therein, other than the Property.

(9) Lending in excess of Ten Thousand Dollars ($10,000) of the funds of the Partnership, provided that this provision shall not apply to the investment of Partnership funds in certificates of deposit, Treasury bills or similar investments.

(10) Transfering all or any part of its interest as General Partner, except in accordance with Section 11.

(11) Effecting an amendment to this Agreement.

(e) Approvals. All approvals required pursuant to Section 8(d) shall be given or denied in writing within thirty (30) days following written notice from the Managing General Partner, and shall be deemed given unless specifically disapproved in writing within such thirty (30) days.

(f) Reimbursement. The Partners shall be fully and entirely reimbursed by the Partnership for any and all out-of-pocket costs and expenses incurred in connection with the formation of the Partnership, the acquisition of the Property and the management and supervision of the Partnership business; provided, however, that, with respect to any such reimbursement, the Partners shall present the Partnership with such invoices, in such detail and with such receipts, as are necessary to substantiate such out-of-pocket costs and expenses.

(g) Indemnity. The Partnership shall indemnify and shall hold the Partners wholly harmless from any loss or damage incurred by them by reason of anything the Partners may do or refrain from doing hereafter for and on behalf of the Partnership and in furtherance of its interests; provided, however, that the Partnership shall not be required to indemnify the Partners for any loss or damage which they might incur as a result of their willful misconduct or gross negligence in the performance of their duties hereunder.

(h) Tax Matters Partners. The Partners hereby appoint the Managing General Partner as the "Tax Matters Partner" for purposes of Section 6231(a)(7) of the I.R.C.

(i) Other Activities of Partners. Each Partner, in its individual capacity or otherwise5 shall be free to engage in, to conduct or to participate in any business or activity whatsoever, including, without limitation, the acquisition, development, management and exploitation of real property, without any accountability, liability or obligation whatsoever to the Partnership or to any other Partner, even if such business or activity competes with or is enhanced by the business of the Partnership.

Section 9. Bank Accounts; Records and Books of Account; Tax Elections

(a) Bank Accounts. The funds of the Partnership shall be deposited in such separate Partnership bank account or accounts as may be required, and the Managing General Partner shall arrange for the appropriate conduct of such account or accounts.

(b) Records and Books of Account. There shall be kept at the principal office of the Partnership just, true and correct books of account, in which shall be entered fully and accurately each and every transaction of the Partnership. The Partners shall have access thereto at all reasonable times upon reasonable notice to the Managing General Partner. At the discretion of the Managing General Partner, the books shall be kept on the cash receipts and disbursements method or on an accrual method for the Partnership Accounting Year. Financial statements of the Partnership, certified true and correct by a certified public accountant, shall be prepared for and as of the end of each Partnership Accounting Year by such independent certified public accountants as the Managing General Partner may designate, and each Partner shall be entitled, within ninety (90) days after the end of such Partnership Accounting Year, to a copy of such financial statements.

(c) Tax Returns. The Managing General Partner shall cause to be prepared and timely filed all information returns and reports for the Partnership required by the Internal Revenue Service and by any other taxing authority with jurisdiction over the affairs of the Partnership, and shall use its best efforts to furnish each Partner within sixty (60) days after the end of the Partnership Accounting Year, with a copy of such returns and reports and with any other documents necessary for each Partner to discharge its tax reporting obligations respecting the affairs of the Partnership.

(d) Tax Elections. If there is a distribution of any Partnership Property as described in I.R.C. Section 734, or if there is a transfer of a Partnership Interest as described in I.R.C. Section 743, then, upon the written request of any Partner, the Managing General Partner shall cause the Partnership to file an election under I.R.C. Section 754 to provide for an optional adjustment to the basis of the Partnership Assets. Moreover, notwithstanding the possible future applicability of the provisions of I.R.C. Section 76l(a), it is understood that no election shall be made by the Partnership or any Partner to be excluded from the application of the provisions of Subtitle A, Chapter 1, Subchapter K of the I.R.C.

Section 10. Distributions.

(a) Timing of Distributions. The Net Cash Flow, Finance Proceeds and Capital Proceeds shall be distributed quarterly or more or less frequently if the Managing General Partner deems it advisable, but in any event not more frequently than permitted under the FHA Loan documents, among the Partners in accordance with the provisions of this Section 10.

(b) Adjustment of Distributions. All distributions made within any Partnership Accounting Year shall be subject to adjustment by reference to the financial statements for such Partnership Accounting Year. If any additional amount is to be distributed by reason of such financial statements, such additional amount shall be deemed a distribution for such Partnership Accounting Year; and if any excess amount was distributed during such Partnership Accounting Year, as reflected by such financial statements, the excess amount shall be taken into account in reducing subsequent distributions.

(c) Distribution of Net Cash Flow. The Net Cash Flow of the Partnership attributable to the operations of the Partnership following the final completion of the Improvements shall be distributed as follows:

(1) First, to pay the interest and then the outstanding principal balance of any Working Capital Loans made by the Managing General Partner pursuant to Section 5(b); and

(2) Second, to pay the interest on other Working Capital Loans, in such order and (if insufficient Net Cash Flow is available) in such proportion as the Managing General Partner shall determine; and

(3) Third, to pay the outstanding principal balance of other Working Capital Loans, in such order and (if insufficient Net Cash Flow is available) in such proportion as the Managing General Partner shall determine; and

(4) The balance, if any, to be distributed to the Partners, in the following percentages:

IBC (as General Partner): 1 percent
IGC LP (as General Partner): 1 percent
IBC (as Limited Paftner): 49 percent
IGCC LP (as Limited Partner): 49 percent

(d) Distribution of Finance Proceeds. Finance Proceeds of the Partnership shall be used first to pay debts and liabilities of the Partnership -- excluding any Working Capital Loans, but including any other loans or advances made by any of the Partners of the Partnership -- and then shall be distributed, to the extent thereof, in the following order of priority:

(1) First, to the setting up of any reserves which the General Partners may deem reasonably necessary or advisable for any contingent or unforeseen liabilities or obligations of the Partnership, or of the General Partners, arising out of, in connection with, or from the Partnership, its business and property; and

(2) Second, to pay the interest and then the outstanding principal balance of any Working Capital Loans made by the Managing General Partner pursuant to Section 5(b); and

(3) Third, to pay the interest on other Working Capital Loans, in such order and (if insufficient Finance Proceeds are available) in such proportion as the Managing General Partner shall determine; and

(4) Fourth, to pay the outstanding principal balance of other Working Capital Loans, in such order and (if insufficient Finance Proceeds are available) in such proportion as the Managing General Partner shall determine; and

(5) Fifth, to the Partners pro rata in proportion to their Unrecovered Capital until all Partners have received a return of all of their Unrecovered Capital; and

(6) The remainder, if any, to be distributed to the Partners, in the following percentages:

IBC (as General Partner): 1 percent
IGC LP (as General Partner): 1 percent
IBC (as Limited Partner): 49 percent
IGC LP (as Limited Partner): 49 percent

(e) Distribution of Capital Proceeds. Capital Proceeds of the Partnership shall be used first to pay debts and liabilities of the Partnership -- excluding any Working Capital Loans, but including any other loans or advances made by any of the Partners to the Partnership -- and the costs and expenses of any termination and winding up of the Partnership, and then shall be distributed, to the extent thereof, in the following order of priority:

(1) First, to the setting up of any reserves which the Managing General Partner may deem reasonably necessary or advisable for any contingent or unforeseen liabilities or obligations of the Partnership, or of the General Partners, arising out of, in connection with, or from the Partnership, its business and property; and

(2) Second, to pay the interest and then the outstanding principal balance of any Working Capital Loans made by the Managing General Partner pursuant to Section 5(b); and

(3) Third, to pay the interest on other Working Capital Loans, in such order and (if insufficient Capital Proceeds are available) in such proportion as the Managing General Partner shall determine; and

(4) Fourth, to pay the outstanding principal balance of other Working Capital Loans, in such order and (if insufficient Capital Proceeds are available) in such proportion as the Managing General Partner shall determine; and

(5) Fifth, in accordance with the Partners' Capital Account balances as computed immediately prior to the sale, disposition or other event which resulted in the Capital Proceeds (i.e., to those Partners, if any, with positive Capital Accounts), to pay an amount equal to such positive Capital Accounts, or, if such Capital Proceeds are insufficient to -eliminate all positive Capital Account balances, then to those Partners with positive Capital Account balances in proportion to their respective positive Capital Account balances; and

(6) The remainder, if any, to be distributed to the Partners, in the following percentages:

IBC (as General Partner): 1 percent
IGC LP (as General Partner): 1 percent
IBC (as Limited Partner): 49 percent
IGC LP (as Limited Partner): 49 percent

(f) Special Distribution at Final Endorsement.

(1) At Final Endorsement, the Partnership shall distribute to IGC LP the Excess FHA Loan Proceeds, as defined below.

(2) As used herein, "Excess FHA Loan Proceeds" means the excess of the aggregate of --

(i) The principal amount of the FHA Loan, as it may be adjusted at final cost certification; plus

(ii) The cash portion of the Partners' Capital Contributions; plus

(iii) The aggregate principal amount of all Working Capital Loans made to the Partnership pursuant to Section 14 through the date of cost cut-off for HUD cost certification purposes which are not repayable out of Financing Fee Savings pursuant to Section 14; plus

(iv) Interim Income

-- over the aggregate of (i) all out-of-pocket hard costs related to completing construction of the Improvements plus (ii) all out-of-pocket soft costs through the date of cost cut-off for HUD cost certifications purposes, whether or not such hard and soft costs are recognized by FHA for cost certification purposes, but excluding BSPRA, any fee (including "Builder's General Overhead") paid to IGC LP as general contractor, and the cost of the Land (which was contributed by IGC LP and IBC as part of their Capital Contributions).

(3) Notwithstanding any provision in this Agreement to the contrary, the Partners agree that IGC LP shall serve as the general contractor for the construction of the Improvements. Therefore, IGC LP shall be entitled to receive, on a monthly basis based on the percentage of completion, the "Builder's General Overhead" as provided in the FHA Commitment. Notwithstanding any other treatment thereof for FHA cost certification purposes, any such payments shall be treated as a return of capital and shall reduce the Capital Account balance of IGC LP.

Section 11. Transfer and Assignment of Partnership Interests.

(a) Transfer of Limited Partner's Interest. Subject to Section 11(e), all or any part of a Limited Partner's Partnership Interest may be transferred to any other Partner or third party; provided, however, that any transfer by a Limited Partner of all or any part of his Partnership Interest shall be void and of no effect unless and until the transferring Limited Partner and his transferee execute, acknowledge and deliver to the Managing General Partner such instruments of transfer and assignment as are in form and substance satisfactory to the Managing General Partner and furnish to the Managing General Partner such assurance as the Managing General Partner may request, including, without limitation, an opinion of counsel satisfactory to the Managing General Partner that such Partnership Interest has been registered for sale under the Securities Act of 1933 and under all applicable state securities laws or that such registration under thc said Securities Act of 1933 and under all applicable state securities laws is not required; and an opinion of counsel satisfactory to the Managing General Partner that such transfer will not cause a termination of the Partnership for Federal income tax purposes.

(b) Substituted Limited Partner. If the Limited Partner transfers all or any part of its Partnership Interest in compliance with the provisions of Section 11(a) above, the transferee of such Limited Partnership shall not have the right to become a substituted limited partners of the Partnership unless the transferring Limited Partner has given its transferee such right and unless:

(1) The transferring Limited Partners and its transferee execute such instruments as the Managing General Partner deems necessary or desirable to effect such substitution; and

(2) Such transferee accepts and agrees in writing to be bound by all of the terms and provisions of this Agreement; and

(3) Such transferee pays all reasonable Partnership expenses connected with such substitution; and

(4) The Managing General Partner consents to the substitution of such transferee as a substituted limited partner, which consent may be granted or withheld at the absolute discretion of the Managing General Partner.

(c) Transfer of a General Partner's Interest. Each General Partner hereby covenants and agrees- that it will not sell, assign, transfer, mortgage, pledge, encumber, hypothecate or otherwise dispose of all or any part of its interest in the Partnership as General Partner to any person, firm, corporation or other entity without first having obtained the written consent of the Partners holding at least a majority of the Percentage Interests in the Partnership; provided, however, that each General Partner may assign as security all or any part of its rights under this Agreement to receive cash distributions from the Partnership, in liquidation or otherwise, without first having obtained the consent of any of the Partners.

(d) Permitted Transfer of General Partner's Interest. If either General Partner transfers full and complete ownership of all or any part of its Partnership Interest pursuant to Section 11(c) above, the Partnership shall continue and the transferee of such Partnership Interest shall be admitted to the Partnership as a general partner with the same Partnership Interest and Percentage of Partnership Interest, the same obligations with respect to the Partnership, the same rights and obligations to participate in the management of the Partnership, the same rights in and to all distributions made by the Partnership, in liquidation or otherwise, and the same share of the Partnership's net profits or net losses as the transferring General Partner had with respect to the transferred interest in the Partnership; provided, however, that any such transferee shall be subject to the terms and conditions of this Agreement and shall promptly, upon demand of a majority in interest of the remaining Partners, execute and deliver to the Partnership such documents as may be necessary or appropriate, in the opinion of counsel for the Partnership, to reflect such transferee's admission to the Partnership as a general partner and his agreement to be bound by all of the terms and conditions of this Agreement.

(e) Partnership's Right of First Refusal. Any Partner who wishes to sell or assign all of his Partnership Interest, in addition to complying with the other provisions of this Section 11, must first offer his interest to the Partnership on the same terms and conditions as was offered or intended to be offered under the proposed sale or assignment to a party other than the Partnership. The Partnership shall have a period of thirty (30) days after receipt of written notice of the offer to sell during which to accept or reject the offer. If the Partnership rejects the offer or fails to respond within the said thirty (30) day period, then the offering Partner shall in writing make the same offer to all other Partners, each of which shall have a period of fifteen (15) days from the date of receipt of said written notice to accept or reject it. Failure of the Partner(s) to respond within the said fifteen (15) days shall be deemed to be a rejection. Any such offer may not be partially accepted. if both the Partnership and the remaining Partners elect not to exercise the option to purchase the offering Partners s interest in the Partnership, the offering Partner shall be free to sell or assign his interest to a third party upon the same terms and conditions as the interest was offered to the Partnership and the Partners. If the Partnership elects not to exercise its option and some or all of the remaining Partners do elect, but cannot agree as to how to allocate among themselves the Percentage of Partnership Interest of the selling Partner, then the Percentage of Partnership Interest of the selling Partner shall be allocated among them in the same proportion that their Percentages of Partnership Interest bear to the aggregate Percentages of Partnership Interest of all Partners which so elect.

(f) Permitted Transfers by IBC and IGC LP. Notwithstanding anything contained in this Agreement to the contrary, IBC and/or IGC LP and their successors and assigns shall have the absolute right, without the consent or approval of any other party, to sell, assign, transfer or convey all or any part of its or their Partnership Interests, according to the terms and conditions of this Agreement, to another corporation or Partnership which is owned or effectively controlled either directly or indirectly by James J. Wilson or by the immediate family (spouse and lineal descendants) of James J. Wilson (a "Permitted Transfer"). The purchaser, assignee, transferee or recipient of the conveyance; simultaneously with such sale, assignment, transfer or conveyance, either shall elect to become a substitute Partner upon its execution of a document wherein it agrees to be bound by the terms and provisions of this Agreement or shall waive its right to do so. A Permitted Transfer shall include a transfer of the Partnership Interest of IGC LP and/or IBC to a limited Partnership of which a general partner is a corporation owned and effectively controlled either directly or indirectly by James J. Wilson or by the immediate family of James J. Wilson.

(g) Permitted Pledges of Partnership Interests by IBC and IGC LP. IBC and IGC LP each shall, under this Agreement, have the right to pledge all or any part of its Partnership Interest to a banking or other financial institution in connection with borrowings by it or its affiliated entities without the consent of any Partner, so long as the pledge shall not restrict the rights and obligations of the Managing General Partner to manage the Partnership.

(h) Partners. Unless named in this Agreement, or unless admitted to the Partnership as above provided, or unless admitted to the Partnership by unanimous written consent of all Partners, no person shall be considered a Partner. The Partnership, each Partner and any other person or persons having business with the Partnership need deal only with Partners so named or so admitted; they shall not be required to deal with any other person by reason of an assignment by a Partner. Notwithstanding the above, a bank or other financial institution which forecloses upon a security interest it has in the Partnership Interest of a Partner has the absolute right to be admitted to the Partnership, in which event such substituted Partner will be subject to all the terms and conditions of this Partnership Agreement, including, in particular, Section 6.

Section 12. Dissolution and Liquidation of Partnership.

(a) Dissolving Events. The Partnership shall be dissolved and liquidated in the manner hereinafter provided, upon the happening of any of the following events:

(1) The agreement of Partners owning sixty-seven (67) percent of the Percentage Interests in the Partnership to terminate the Partnership; and/or

(2) The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership to be a bankrupt, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom; and/or

(3) The sale by the Partnership of all or substantially all of its assets, or a forced sale thereof pursuant to governmental powers of eminent domain, and the collection of all amounts derived from any such sale or sales, including all amounts payable to the Partnership under any promissory notes or other evidences of indebtedness derived by the Partnership from any such sale or sales; and/or

(4) Withdrawal by the Managing General Partner from the Partnership, except as permitted by this Agreement; and/or

(5) The expiration of the Term; and/or

(6) Any other event which, as a matter of law, would result in the dissolution and termination of the Partnership.

(b) Method of Liquidation. Upon the happening of any of the events specified in Section 12(a) above which require the Partnership to be dissolved and liquidated, the Managing General Partner or, if there is no Managing General Partner, any General Partner, or, if there is no remaining general partner of the Partnership, such persons as may be designated in writing by a majority in interest of the Limited Partners (such Managing General Partner, other General Partner or designated person being referred to as the "Liquidator"), shall convert the Partnership Assets into cash, and, notwithstanding the provisions of the Uniform Limited Partnership Act of the State of Maryland, all such cash shall be applied and distributed in the manner and in the order of priority set forth in Section 10(e).

(c) Reasonable Time for Liquidation. A reasonable time shall be allowed for the orderly liquidation of the Partnership's assets pursuant to Section 12(b) above in order to minimize the losses normally attendant upon such a liquidation,

(d) Date of Dissolution. The Partnership shall be terminated and dissolved when all of its assets have been converted into cash, all promissory notes or other evidences of indebtedness derived by the Partnership from such conversion of its assets have been collected or otherwise converted into cash and all such cash has been applied and distributed in accordance with the provisions of Section 12(b). The establishment of any reserves in accordance with the provisions of Section 10(e) shall not have the effect of extending the term of the Partnership, but any amount remaining in such reserves shall be distributed in the manner provided in Section 10(e) upon expiration of a reasonable period of time established by the Liquidator when it sets up such reserve.

(e) Option to Purchase. Notwithstanding the foregoing provisions of this Section 12, in the event of dissolution, before any Partnership Assets shall be placed on the market for sale, IBC or IGC LP (hereinafter in this Section 12(e) referred to as the "Purchasing Partner") shall have the option to purchase all of the Partnership Interest of the other Partners thereinafter in this Section 12(e) referred to as the "Selling Partners") in the Partnership Assets. The Purchasing Partner shall have the right to designate an affiliated entity as the Selling Partners' transferee, and, if the Purchasing Partner so designates a transferee, the Purchasing Partner shall be permitted to continue the Partnership by becoming General Partner, the transferee becoming a Limited Partner of the Partnership -- all in accordance with Section 11. The amount and terms of the purchase price shall be as mutually agreed upon by the Purchasing Partner and the Selling Partners; provided, however, that if the Purchasing Partner and Selling Partners are unable to reach such mutual agreement, the Purchasing Partner and the Selling Partners' group shall each promptly appoint an appraiser to find the value of the equity of the Partnership Assets, for purposes of a cash sale subject to existing encumbrances and liabilities. If the two appraisers agree upon the equity value of the Partnership Assets, they shall jointly render a single written report of their opinion thereon. If the two appraisers cannot agree upon the equity value of the Partnership Assets, they shall each render a separate written report and shall together appoint a third appraiser, who shall appraise the Partnership Assets, and shall render a written report of his opinion thereon. All appraisers appointed shall be qualified by experience and ability to appraise the Partnership Assets; and the fees and other costs of each of the first two appraisers shall be borne by the group appointing each such appraiser, with the fees and other costs of the third appraiser being shared equally by both such groups. The agreed equity value or the equity value contained in the aforesaid joint written report or written report of the third appraiser, as the case may be, shall be used to determine the purchase price of the Partnership Interests of the Selling Partners (as if the Partnership Assets were sold on the basis of such value and the net proceeds thereof were distributed among the Partners in accordance with the provisions of Section 10(e) hereof); provided, however, that if the value of the equity contained in the appraisal report of the third appraiser is more than the higher of the first two appraisals, the higher of the first two appraisals shall govern; and provided, further, that if the value of the equity contained in the appraisal report of the third appraiser is less than the lower of the first two appraisals, the lower of the first two appraisals shall govern. Within sixty (60) days after the final written report (as aforesaid) has been rendered, the Purchasing Partner shall give notice to the Selling Partners of its decision as to the exercise of the aforesaid option. If such option is exercised, settlement shall be held within thirty (30) days after the date of such exercise. Unless otherwise mutually agreed upon by the Purchasing Partner and the Selling Partners, the terms of payment of the purchase price shall be: ten percent (10%) cash down, with the balance of the principal payable over a period of five (5) years in five (5) equal annual installments, with interest payable annually at the minimum applicable Federal rate, as determined pursuant to the I.R.C. (floating), or the u~ipaid princi~a1 balance, and with the right of prepayment in whole or in part at any time without penalty. The obligation of the Purchasing Partner to the Selling Partners shall be evidenced by the promissory note of the Purchasing Partner, secured by the entire Partnership Interests of the Purchasing Partner.

(f) No Dissolution.

(1) The Partnership will not be dissolved upon the death, dissolution, retirement, withdrawal, legal incompetency or bankruptcy of any General Partner -- provided (i) a majority in interest of the remaining Partners elect in writing to continue the business of the Partnership and designate one or more persons to be substitute General Partner or General Partners (if the dead, dissolved, retired, withdrawn, legally incompetent or bankrupt General Partner had been the sole General Partner); or (ii) any remaining General Partner elects to continue the Partnership as sole General Partner or, if more than one, if all remaining General Partners unanimously elect to continue the Partnership and unanimously appoint one of them to be Managing General Partner, (if the dead, dissolved, retired, withdrawn, legally incompetent or bankrupt General Partner had not been the sole General Partner).

(2) The Partnership will not be dissolved upon the death, dissolution, retirement, withdrawal, legal incompetency or bankruptcy of any of the Limited Partners. If the deceased, dissolved, retired, incompetent or bankrupt Limited Partner's Partnership Interest passes to a successor in interest of such Limited Partner, such successor in interest shall succeed to the deceased, dissolved, retired, incompetent or bankrupt Limited Partner's entire Partnership Interest and shall become a limited Partner of Partnership, with the same obligations with respect to contributions to the capital of the Partnership, the same rights in and to all distributions made by the Partnership in liquidation or otherwise and the same share of the Partnership's net profits or net losses as the deceased, dissolved, retired, incompetent or bankrupt Limited Partner had with respect to his interest in the Partnership. If a successor in interest of a Limited Partner is admitted to the Partnership as a limited Partner hereunder, such successor shall promptly, upon demand of the Partnership, execute and deliver to the Partnership all documents that may be necessary or appropriate, in the opinion of counsel for the Partnership, to reflect his admission to the Partnership as a limited Partner and his agreement to be bound by all of the terms and conditions of this Agreement.

Section 13. Regulatory Provisions.

The Partnership is authorized to execute a Note and Mortgage in order to secure a loan from the Fl-IA Mortgagee to be insured by the Secretary of Housing and Urban Development (the "Secretary") and to execute a Regulatory Agreement and other documents required by the Secretary in connection with such loan. Any incoming Partner shall, as a condition of receiving an interest in the Partnership property, agree to be bound by the Note, Mortgage and Regulatory Agreement and other documents required in connection with the FHA-insured loan to the same extent and on the same terms as the other Partners. Upon any dissolution, no title or right to possession and control of the Property, and no right to collect the rents therefrom, shall pass to any person who is not bound by the Regulatory Agreement in a manner satisfactory to the Secretary.

Section 14. Riggs Agreement - Payment of Fees.

(a) Explanation; Intention.

(1) IGC LP, IBC, the Partnership and Riggs have entered into the Riggs Agreement which, among other things, obligates IGC LP, IBC and the Partnership to potentially pay certain fees to Riggs to the extent funds to pay such fees are not available from the FHA Loan proceeds. Riggs has agreed to make its credit available at a floating rate of interest rather than the ten percent (10%) fixed rate of interest contemplated by the FHA Commitment. Accordingly, the Riggs Agreement provides for the payment of certain discounts or charges in lieu of interest in order to provide the agreed-upon interest rate yield to Riggs ("Interest Charges"). In addition, the FHA Commitment contemplates that the FHA Loan will mature 40 years after commencement of amortization, but Riggs has only agreed to make its credit available to the Partnership for approximately 3 years. At or before the end of the 3-year period, Riggs intends to sell or assign the FHA Loan to another FHA Mortgagee. Accordingly, the Riggs Agreement provides for the payment of permanent loan discounts or financing fees upon the sale and assignment of the FHA Loan ("Permanent Loan Discount").

(2) All such Interest Charges and Permanent Loan Discounts are referred to herein as "Riggs Financing Fees". The term Permanent Loan Discount shall also mean any such discount payable by the Partnership in connection with any subsequent sale or assignment of the FHA Loan.

(3) It is the intention of the parties that all Riggs Financing Fees shall be payable out of the amounts available under the FHA Loan to pay interest ($343,705) and financing fees ($206,223 of which $147,302 will remain available following initial closing of the FHA Loan, $58,921 being payable to Riggs at initial closing). To the extent monies available from the FHA Loan for interest and financing fees together with Interim Income or other operating income of the Partnership are inadequate to pay Riggs Financing Fees, IBC shall make Working Capital Loans to the Partnership to pay such fees, as more particularly provided below.

(b) Payment of Riggs Financing Fees Prior to HUD Cut-Off Date.

(1) To the extent that the average interest rate payable to Riggs exceeds ten percent (10%) prior to the cut-off date for HUD Cost Certification purposes, IBC will make a Working Capital Loan to the Partnership to fund such additional Interest Charges.

(2) To the extent that any Permanent Loan Discount is payable prior to the cut-off date for HUD Cost Certification purposes and the financing fees remaining available from the FHA Loan proceeds ($147,302) are inadequate to pay such Permanent Loan Discount, IBC will make a Working Capital Loan to the Partnership to fund the deficiency.

(c) Special Distribution of Financing Fee Savings. If the aggregate amount of Riggs Financing Fees paid or payable prior to the cut off date for HUD cost certification purposes is less than the aggregate amount available under the FHA Loan to pay interest ($343,705) and financing fees ($206,223), and provided such savings do not result in a mortgage reduction, such savings shall be used and distributed as follows:

i. First, to be paid to IBC in repayment of any Working Capital Loans (interest and other charges, and principal) previously made by IBC pursuant to the preceding Section 14(b); and

ii. Second, to cover other hard and soft costs of completing construction of the Improvements not otherwise covered under the FHA Loan; and

iii. Third, to be paid to IGC LP as a return of capital pursuant to Section 10(f).

Savings used and distributed under subparagraphs (ii) and (iii) above shall constitute "Financing Fee Savings". IGC LP shall be obligated to contribute to the Partnership an amount equivalent to the Financing Fee Savings in order to pay subsequent Riggs Financing Fees in accordance with Section 14(d) below.

(d) Payment of Permanent Loan Discount After HUD Cut-Off Date. Any Permanent Loan Discount payable after the cut-off date for HUD cost certification purposes shall be paid out of Capital Contributions to be made by IGC LP as provided in the preceding Section 14(c). To the extent such Capital Contributions are insufficient, such Permanent Loan Discount shall next be paid, to the extent practicable out of the operating income of the Partnership. To the extent operating income and such Capital Contributions of IGC LP are insufficient, IBC shall make a Working Capital Loan to the Partnership to pay such Permanent Loan Discount.

(e) Premium. If any premium is paid to the Partnership in connection with the sale of the FHA Loan by Riggs to another FHA Mortgagee, or in connection with any subsequent sale of the FHA Loan to yet another FHA Mortgagee, the Partnership shall make a special distribution of such premium to IGC LP.

Section 15. Miscellaneous Provisions.

(a) Liability. Except for the required Capital Contributions and for the loans under Section 5 and Section 14 hereof, no Partner shall be liable to any other Partner or to the Partnership by reason of its actions or omissions to act in connection with the Partnership, except for fraud, bad faith or gross negligence.

(b) No Agency. Except as provided herein, nothing herein contained shall be construed to constitute any Partner hereof the agent of any other Partner hereof or to limit in any manner any Partner in the carrying on of its own respective businesses or activities. Any Partner may engage in and/or possess any interest in other business ventures of every nature and description, independently or with others, whether existing as of the date hereof or hereafter coming into existence; and neither the Partnership nor any Partner hereof shall have any rights in or to any such independent ventures or the income or profits derived therefrom.

(c) Power of Attorney. Notwithstanding Section 15(b), each Partner does hereby irrevocably constitute and appoint the Managing General Partner its true and lawful attorney, in its name, place and stead, to make, execute, consent to, swear to, acknowledge, record and file:

(1) A Certificate of Limited Partnership under the applicable laws of the State of Maryland, and under the applicable laws of any other jurisdiction in which the Managing General Partner deems such filing to be necessary or desirable; and

(2) Any certificate or other instrument which may be required to be filed by the Partnership or the Partners under the laws of the State of Maryland and/or under the applicable laws of any other jurisdiction to the extent the Managing General Partner deems such filing to be necessary or desirable; and

(3) Any and all amendments, restatements or modifications of this Agreement or to any other certificate or other instrument described above; and

(4) All certifications and other instruments which may be required to effectuate the dissolution and termination of the Partnership pursuant to the provisions of this Agreement.

However, no such amendment, restatement or modification shall increase the liability of any Limited Partner beyond the liability of the Limited Partner expressly set forth in this Agreement. It is expressly understood, intended and agreed by each of the Partners for itself and its successors and assigns that the grant of the power of attorney to the Managing General Partner pursuant to Section 15(c) is coupled with an interest, is irrevocable and shall survive the death or legal incompetency of the Partner or the assignment of its interest in the Partnership.

(d) Arbitration. Unless otherwise provided herein, it is understood and agreed by and among the parties hereto that as a condition precedent to any litigation with respect to any claim or controversy arising out of or relating to this Agreement, or a breach hereof or thereof, any such claim or controversy shall, upon the request of any party involved, be submitted to and settled by arbitration in accordance with the rules of the American Arbitration Association (or any other form of arbitration mutually acceptable to the parties involved) then obtaining in the State of Maryland. The decision made pursuant to such arbitration shall be binding and conclusive on all parties involved; and judgment upon such decision may be entered in any Federal or state forum having general jurisdiction.

(e) Notices. All notices provided for herein shall be sent by certified or registered mail, return receipt requested, and first-class postage prepaid, to the address of the Partners as shown in Exhibit A, unless notice of a change of address is given to the Partnership pursuant to the provisions of this Section 15(e). Time periods shall commence on the date of mailing of such notice. Any notice which is required to be given within a stated period of time shall be considered timely given if actually delivered within such period or if postmarked three (3) days prior to the last day of such period.

(f) Meetings; Consents. Any action of the Partnership or by the Managing General Partner requiring the approval of all or a specified portion of all Partners may be obtained at a meeting of the Partnership, held not less than fifteen (15) days nor more than thirty (30) days after notice to the Partners of the time, place and subject matter of the meeting, or, in lieu thereof, such approval may be obtained by written consents signed by all or the specified portion of all Partners in lieu of a meeting.

(g) Delay. Unless otherwise provided to the contrary in this Agreement, where this Agreement requires the approval or consent of any Partner, such consent or approval is not to be unreasonably withheld or delayed.

(h) Integration. This Agreement Bets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Partnership, the Partnership business and the Partnership Assets, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, except as are set forth herein.

(i) Modifications. No change or modification of this Agreement, specifically including (but not limited to) this Section 15(i), shall be valid or binding upon the Partners, nor shall any waiver of any term or condition in the future, unless such change, modification or waiver shall be in writing and signed by all of the Partners, either personally or pursuant to the power of attorney provided in Section 15(c).

(j) Bankrupt. The terms "bankruptcy" and "bankrupt" and derivations thereof, shall be deemed to refer not only to an adjudication of bankruptcy under the Federal Bankruptcy Reform Act of 1978, as amended or superseded, but also to an adjudication of insolvency under any state or local insolvency statute or procedure.

(k) Governing Law. It is the intention of the parties hereto that all questions with respect to the construction, enforcement and interpretation of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Maryland.

(1) Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

(m) Duplicate Originals. For the convenience of the Partners, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

(n) Captions and Cross References. The titles of the Sections and Subsections herein have been inserted as a matter of convenience for reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. Any reference in this Agreement to an "Exhibit," a "Section," or a "Sub3~ction" shall, unless otherwise explicitly provided, be construed as referring, respectively, to an Exhibit attached to this Agreement as in effect from time to time, a Section of this Agreement, or a Subsection of the Section of this Agreement in which the reference appears. All Exhibits attached to or referred to in this Agreement are incorporated by reference into this Agreement.

(o) No Reliance. The provisions of this Agreement, including but not limited to the provisions of Section 5 relating to the capital of the Partnership, are not intended to be for the benefit of any creditor or other person (other than a Partner in its capacity as a Partner) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or any of the Partners; and no such creditor or other person shall obtain any right under any such provision against the Partnership or any of the Partners by reason of any debt, liability or obligation (or otherwise).

(p) Partition. Each of the Partners does hereby agree to waive and does hereby waive any right it may have to cause the Partnership Assets or any part thereof to be partitioned or to file a complaint or to institute any proceeding at law or in equity to cause the Partnership Assets or any part thereof to be partitioned.

(q) Statutes and Regulations. Any reference in this Agreement to a statute or regulation shall be deemed to include all amendments to and successors to such statute or regulation, whether adopted before or after the date of this Agreement.

(r) Binding Effect. This Agreement is binding upon, and insures to the benefit of, the parties hereto and their respective successors and (subject to the provisions of Section 11 hereof) assigns.

IN WITNESS WHEREOF, the undersigned Partners have caused their respective appropriate officers of partners, as the case may be, to execute, seal and deliver this Agreement hereunto affixed their signatures and seals as of the date and year first above written.

ATTEST: By: /s/ Anne Dare Wrenn Print Name: Anne Dare Wrenn Title: Vice President & Secretary [CORPORATE SEAL]

MANAGING GENERAL PARTNER:

INTERSTATE GENERAL COMPANY L.P.

By: INTERSTATE GENERAL MANAGEMENT
CORPORATION
General Partner

By: /s/ Kimberly H. Carroll
Print Name: Kimberly H. Carroll
Title: Vice President/Finance

ATTEST: By: /s/ Anne Dare Wrenn Print Name: Anne Dare Wrenn Title: Secretary [CORPORATE SEAL]	GENERAL PARTNER: INTERSTATE BUSINESS CORPORATION By: /s/ Kimberly H. Carroll Print Name: Kimberly H. Carroll Title: Vice President/Finance

ATTEST: By: /s/ Anne Dare Wrenn Print Name: Anne Dare Wrenn Title: Vice President & Secretary [CORPORATE SEAL]	LIMITED PARTNER INTERSTATE GENERAL COMPANY L.P. By: INTERSTATE GENERAL MANAGEMENT CORPORATION General Partner By: /s/ Kimberly H. Carroll Print Name: Kimberly H. Carroll Title: Vice President/Finance

ATTEST: By: /s/ Anne Dare Wrenn Print Name: Anne Dare Wrenn Title: Secretary [CORPORATE SEAL]	INTERSTATE BUSINESS CORPORATION By: /s/ Kimberly H. Carroll Print Name: Kimberly H. Carroll Title: Vice President/Finance

STATE OF MARYLAND CITY/COUNTY OF CHARLES	) ) ss: )

I, Martha Haupt, a Notary Public in and for the jurisdiction aforesaid, hereby certify that Kimberly H. Carroll, who is personally well known to me (or satisfactorily proven) to be the person who executed the foregoing instrument as Vice President/Finance of Interstate General Management Corporation, General Partner of Interstate General Company L.P., General Partner in the foregoing instrument, personally appeared before me and acknowledged that he/she executed the foregoing instrument in his/her capacity as such officer for the uses and purposes therein contained.

WITNESS my hand and notarial seal this 22nd day of November, 1988.

/s/ Martha Haupt Notary Public

My Commission Expires:
7/1/90

STATE OF MARYLAND CITY/COUNTY OF CHARLES	) ) ss: )

I, Martha Haupt, a Notary Public in and for the jurisdiction aforesaid, hereby certify that Kimberly H. Carroll, who is personally well known to me (or satisfactorily proven) to be the person who executed the foregoing instrument as Vice President/Finance of Interstate Business Corporation, General Partner in the foregoing instrument, personally appeared before me and acknowledged that he/she executed the foregoing instrument in his/her capacity as such officer for the uses and purposes therein contained.

WITNESS my hand and notarial seal this 22nd day of November, 1988.

/s/ Martha Haupt Notary Public

My Commission Expires:
7/1/90

STATE OF MARYLAND CITY/COUNTY OF CHARLES	) ) ss: )

I, Martha Haupt, a Notary Public in and for the jurisdiction aforesaid, hereby certify that Kimberly H. Carroll, who is personally well known to me (or satisfactorily proven) to be the person who executed the foregoing instrument as Vice President/Finance of Interstate General Management Corporation, General Partner of Interstate General Company L.P., Limited Partner in the foregoing instrument, personally appeared before me and acknowledged that he/she executed the foregoing instrument in his/her capacity as such officer for the uses and purposes therein contained.

WITNESS my hand and notarial seal this 22nd day of November, 1988.

/s/ Martha Haupt Notary Public

My Commission Expires:
7/1/90

STATE OF MARYLAND CITY/COUNTY OF CHARLES	) ) ss: )

I, Martha Haupt, a Notary Public in and for the jurisdiction aforesaid, hereby certify that Kimberly H. Carroll, who is personally well known to me (or satisfactorily proven) to be the person who executed the foregoing instrument as Vice President/Finance of Interstate Business Corporation, Limited Partner in the foregoing instrument, personally appeared before me and acknowledged that he/she executed the foregoing instrument in his/her capacity as such officer for the uses and purposes therein contained.

WITNESS my hand and notarial seal this 22nd day of November, 1988.

/s/ Martha Haupt Notary Public

My Commission Expires:
7/1/90

EXHIBIT A
TO
LIMITED PARTNERSHIP AGREEMENT
AND
AMENDED AND RESTATED
LIMITED PARTNERSHIP CERTIFICATE
OF
COACHMAN'S LIMITED PARTNERSHIP

THE PARTNERS
CAPITAL CONTRIBUTION
Interstate General Company L.P. 222 Smallwood Village Center St. Charles, Maryland 20601	$566,280.00 (1)
Interstate Business Corporation 222 Smallwood Village Center St. Charles, Maryland 20601	$224,042.00 (2)
PERCENTAGE OF PARTNERSHIP INTEREST
Managing General Partner Interstate General Company L.P. 222 Smallwood Village Center St. Charles, Maryland 20601	1 percent
General Partner Interstate Business Corporation 222 Smallwood Village Center St. Charles, Maryland 20601	1 percent
Limited Partners Interstate General Company L.P. 222 Smallwood Village Center St. Charles, Maryland 20601	49 percent
Interstate Business Corporation 222 Smallwood Village Center St. Charles, Maryland 20601	49 percent
(1)	Consisting of IGC LP's 99% interest in the Land which Land has an agreed upon value of $572,000
(2)	Consisting of IBC's 1% interest in the Land which Land has an agreed upon value of $572,000 plus cash of $218,322

EXHIBIT B
TO
LIMITED PARTNERSHIP AGREEMENT
AND
AMENDED AND RESTATED
LIMITED PARTNERSHIP CERTIFICATE
OF
COACHMAN'S LIMITED PARTNERSHIP

LEGAL DESCRIPTION

METES AND BOUNDS DESCRIPTION

PARCEL "R"

HAMPSHIRE NEIGHBORHOOD

PART OF THE LANDS OF

ST. CHARLES ASSOCIATES

ST. CHARLES COMMUNITIES

WHITE PLAINS ELECTION DISTRICT NO. 6

CHARLES COUNTY, MARYLAND

Beginning for the same at a point on the northerly right-of-way line of Smallwood Drive (120 feet wide), said point also being at the southeasterlymost corner of Parcel "R", Hampshire Neighborhood, as shown on a plat thereof, recorded among the Land Records of Charles County, Maryland in Plat Book 38 at Page 54; thence leaving said southeasterly corner (Maryland State Plan Coordinates, North 285,797.27 and East -810,325.93), with and along the northerly right-of-way line of said Smallwood Drive, the following three (3) courses and distances:

1. North 85 degrees 4?" 55's West 488~90 feet to a point curvature; thence

    818.81 feet along the arc of a curve deflecting to the right, having a radius of 2340.00 feet and a chord bearing and distance of North 75 degrees 46' 27" West 814.64 feet to a point of tangency; thence
    North 65 degrees 44' 59" West 30.76 feet to a point; thence leaving the aforesaid right-of-way line of Smallwood Drive, with and along the outline of said Parcel "R", and crossing so as to include part of the lands of St. Charles Associates (L.454/F.21) the following four (4) courses and distances
    North 24 degrees 15' 01" East 615.40 feet to a point; thence
    South 74 degrees 14' 05" East 1056.33 feet to a point; thence
    South 23 degrees 57' 45" East 196.98 feet to a point; thence
    South 07 degrees 19' 35" West 345.56 feet to the point of beginning containing 734,698 square feet or 16.8663 acres of land.

Being part of the lands acquired by St. Charles Associates from Interstate Land Development Company, Inc., by deed dated May 25, 1976 and recorded in the Land Records of-Charles County, Maryland in Liber 454 at Folio 21; and being also all of the lands known as Parcel "R", Hampshire Neighborhood as shown on a plat thereof recorded among the aforesaid Land Records in Plat Book 38 at Page 54.

The undersigned hereby certifies that the foregoing instrument was prepared by or under the direction of the undersigned, an attorney admitted to practice before the Court of Appeals of the State of Maryland.